UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           LIFSCHULTZ INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   87-0448118
                      (I.R.S. Employer Identification No.)

                              641 West 59th Street
                            New York, New York 10019
               (Address of Principal Executive Offices)(Zip Code)

                           LIFSCHULTZ INDUSTRIES, INC.
               VARIOUS STOCK OPTION AGREEMENTS (NOT UNDER A PLAN)
                              (Full title of plan)

                               Rob M. Alston, Esq.
                       Jones, Waldo, Holbrook & McDonough
                        170 South Main Street, Suite 1500
                           Salt Lake City, Utah 84101

                                 (801) 521-3200
          (Telephone number, including area code, of agent for service)

                         Calculation of Registration Fee


                                                     Proposed                  Proposed
Title of                                             maximum                   maximum
securities to                   Amount to be         offering price            aggregate                    Amount of
be registered                   registered           per share                 offering price               registration fee
-------------                   ------------         --------------            --------------               ----------------

Common Stock                    100,000 shares       $10.375(1)                $605,510(1)                  $159.85(2)
par value
$.001 per share


(1) The maximum offering price per share and maximum aggregate offering price of the securities is calculated based on Rules 457(h) and (c) as follows: 67,000 shares have an aggregate maximum offering price of $263,135 based on the known exercise price of previously granted options covered under this Registration Statement (ranging from $1.565 to 4.625 per share); and 33,000 shares for stock options yet to be granted under this Registration Statement (at currently unknown exercise prices) have a maximum aggregate offering price of $342,375 based on the closing sales price of the Registrant's common stock on February 18, 2000 ($10.375).

(2) The amount of the Registration Fee is arrived at by multiplying the maximum aggregate offering price by .000264.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.

         The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as part of this registration statement (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Certain Documents by Reference

         Lifschultz Industries, Inc. (the "Registrant") previously registered under the Securities Act of 1933 (the "Securities Act") an aggregate of 3,026,036 shares of Common Stock (which were subject to a 1 for 50 reverse stock split in January 1998) offered pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission on June 7, 1996 (Registration No. 333-05487) (the "Prior Statement"), which Prior Statement is incorporated into this Registration Statement by reference. All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act of 1934 subsequent to the date of the Prior Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in the Prior Registration Statement by reference and to be a part of the Prior Registration Statement from the date of filing of such documents. The Registrant's Annual Report on Form
10-KSB for the fiscal year ended July 31, 1999 is incorporated in this Registration Statement by reference. Additionally, all other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act of 1934 since the end of its last fiscal year and prior to the filing of a post-effective amendment to this Registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be part of this Registration Statement from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein or in the Prior Statement shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prior Statement to the extent that a statement contained herein, therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.



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



Item 6.           Indemnification of Directors and Officers.

         Section 145 of the General  Corporation  Law of the State of  Delaware:
(i) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other that an action by or in the right of the corporation) to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; (ii) gives a director or officer who successfully defends an action the right to be so indemnified; and (iii) permits a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

        Article IX of the Registrant's Certificate of Incorporation requires the Registrant to provide indemnification to its officer, directors, employees and agents to the maximum extent allowed under Delaware law. Article IX also allows a person claiming such indemnification to sue the Registrant under certain conditions if the Registrant fails to fulfill its indemnification obligation.
Article V of the Registrant's By-laws requires the same as Article IX.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and therefore unenforceable.

         The Registrant maintains an insurance policy insuring its directors and officers against certain losses incurred by them as a result of claims based upon their actions or statements (including omissions to act or to make statements) as directors and officers. The aggregate amount payable for individual directors and officers under such policy is limited to $1 million, after certain deductibles.

         Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, or (iv) for any transaction from which the director receives an improper personal benefit. The Registrant's Certificate of Incorporation includes such a provision.

Item 8.           Exhibits

         See the Exhibit Index immediately preceding the exhibits.

Item 9.           Undertakings

         The Registrant hereby undertakes to:

         (a) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to :
                 (1) include any prospectus required by Section 10(a)(3) of the Securities Act; (2) reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the Registration Statement; and
                 (3) include any additional or changed material information on the plan of distribution; provided, however, that items (1) and
                 (2) do not apply if the information required to be included in a post- effective amendment by those items is incorporated by reference from periodic reports filled by the Registrant under the Exchange Act of 1934, as amended.

         (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on February 18, 2000.

                                           LIFSCHULTZ INDUSTRIES, INC.


                                           By: /s/ DENNIS HUNTER
                                           --------------------------
                                           Dennis R. Hunter, President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS DAVID K. LIFSCHULTZ AND DENNIS R. HUNTER, AND EACH OF THEM, AS HIS OR HER ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION IN EACH, FOR HIM OR HER IN ANY AND ALL CAPACITIES TO SIGN ANY AMENDMENTS TO THIS REGISTRATION STATEMENT ON FORM S-8, AND TO FILE THE SAME, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT, OR HIS SUBSTITUTES, MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                                            Title                              Date
---------                                            -----                              ----


                                                     Chief Executive Officer
/s/ DAVID K. LIFSCHULTZ                              And Chairman                       February 18, 2000
-----------------------
David K. Lifschultz

                                                     President,
                                                     Director and Chief
/s/ DENNIS HUNTER                                    Financial Officer                  February 18, 2000
-----------------
Dennis R. Hunter


/s/ SIDNEY LIFSCHULTZ                                Director                           February 21, 2000
---------------------
Sidney B. Lifschultz


/s/ JOE FATONY                                       Director                           February 18, 2000
--------------
Joseph C. Fatony


/s/ JIM SOLOMON                                      Director                           February 19, 2000
----------------
James E. Solomon

/s/ TIM PONT                                         Controller                         February 18, 2000
------------
Timothy O. Pont



                                  EXHIBIT INDEX


Exhibit
Number                     Description
-------                    -----------

4.1                        Form of Common Stock Certificate(1)

5.1                        Opinion of Jones, Waldo, Holbrook & McDonough (1)

23.1                       Consent of Grant Thornton LLP (1)

23.2                       Consent  of  Jones,   Waldo,   Holbrook  &  McDonough
                           (included in its opinion filed as Exhibit 5.1 to this Registration Statement)

24 Power of Attorney (included with the signatures in this Registration Statement)

-----------------------

(1)      Filed herewith as an exhibit to this Registration Statement.

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